Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”), dated as of February 4, 2020, is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and collectively, the “Elliott Parties”), and Peabody Energy Corporation, a Delaware corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Elliott Parties and the Company agree as follows:

1.    New Directors.

(a)    New Director Appointments. As promptly as practicable following the date of this Agreement (but in no event later than the earlier of (x) the next Board meeting after execution of this Agreement and (y) February 20, 2020), the Board of Directors of the Company (the “Board”) shall take such actions as are necessary to (i) increase the size of the Board by two (2) directors to a total of twelve (12) directors and (ii) appoint each of David Miller, Samantha Algaze (together with Mr. Miller, each an “Investor Designee” and, collectively, the “Investor Designees”) and Darren Yeates (the “New Independent Director” and, together with the Investor Designees, the “Investor Appointed Directors”) as members of the Board, in each case, in accordance with the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Amended and Restated By-Laws of the Company (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”). In addition, as promptly as practicable following the date of this Agreement (and in any event within thirty (30) days of the date of this Agreement), the Board and the Elliott Parties shall cooperate to jointly identify a Qualified Candidate (as defined below) with extensive mining operations experience who is reasonably acceptable to both the Company and the Elliott Parties (such person, the “Additional Independent Director” and, together with the Investor Appointed Directors, the “New Directors”). As promptly as practicable following the joint identification of the Additional Independent Director in accordance with this Section 1(a), the Board shall take such actions as are necessary to (i) increase the size of the Board by one (1) director to thirteen (13) directors and (ii) appoint the Additional Independent Director as a member of the Board, in each case, in accordance with the Certificate, the Bylaws and the DGCL.

(b)    Committee Membership. Effective upon their respective appointments to the Board, the Board shall take such actions as are necessary to appoint (i) Mr. Miller to the Executive Committee and the Compensation Committee of the Board; (ii) Ms. Algaze to the Nominating & Corporate Governance Committee of the Board; (iii) Mr. Yeates to the Health, Safety, Security & Environmental Committee and the Audit Committee (or if Mr. Yeates is determined by the Board not to meet the applicable independence requirements for service on the Audit Committee, then the Nominating & Corporate Governance Committee) of the Board; and (iv) the Additional Independent Director to at least one standing committee of the Board to be determined by the Nominating & Corporate Governance Committee of the Board. During the term of this Agreement, the Board shall appoint at least one Investor Designee to serve on any new committee of the Board that is formed by the Board following the date of this Agreement. It is the Board’s policy to invite all members of the Board to attend all meetings of each committee of the Board and to provide each member of the Board with the materials prepared for all meetings of the Board and each of its committee.

(c)    Nomination of New Directors at the 2020 Annual Meeting. The Company agrees that, provided that a New Director is able and willing to serve on the Board and, except with respect to the Investor Designees (or any Replacement Investor Designee (as defined below)), continues to be a Qualified Candidate:

(i)    at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the Board will nominate each New Director and each of the Company’s current directors as of the date of this Agreement as a director of the Company, with a term expiring at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”);

(ii)    the Board will recommend that the stockholders of the Company vote to elect each person included in the Company’s slate of director nominees (including each New Director) as a director of the Company at the 2020 Annual Meeting;

(iii)    the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of each New Director at the 2020 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts as is used for the other director nominees of the Company with respect to the 2020 Annual Meeting); and

(iv)    the Company will cause all Company Common Stock (as defined below) represented by proxies granted to it (or any of its Representatives) to be voted in favor of the election of each person included in the Company’s slate of director nominees (including each New Director) as a director of the Company at the 2020 Annual Meeting.

(d)    New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties agrees that neither it nor any of its Affiliates (as defined below) will (i) pay any compensation to any New Director (including any Replacement New Director (as defined below)) for such person’s service on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with any New Director (including any Replacement New Director) regarding such person’s service on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof), other than as necessary for compliance by the Elliott Parties with the terms of this Agreement. The Company acknowledges that no Company Policy (as defined below) shall be violated by either of the Investor Designees receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates; provided, that each Investor Designee neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates with respect to the Investor Designee’s service or action as a director of the Company.

(e)    Replacement New Directors. Subject to Section 1(f):

(i)    If the New Independent Director (or any Replacement New Independent Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2020 Annual Meeting) prior to the 2021 Annual Meeting, the Elliott Parties shall be permitted to select (subject to the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed), and the Board shall take all actions as are necessary to appoint, a substitute director (a “Replacement New Independent Director”) to serve as a director of the Company for the remainder of the New Independent Director’s term; provided, that any Replacement New Independent Director must be a Qualified Candidate. Effective upon the appointment of a Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered the New Independent Director for all purposes of this Agreement.

(ii)    If either Investor Designee (or any Replacement Investor Designee) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2020 Annual Meeting) prior to the 2021 Annual Meeting, the Elliott Parties shall be permitted to select (subject to the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed), and the Board shall take all actions as are necessary to appoint, a substitute director (a “Replacement Investor Designee” and, together with a Replacement New Independent Director, a “Replacement New Director”) to serve as a director of the Company for the remainder of such Investor Designee’s term; provided, that any Replacement Investor Designee must be an employee, officer, director, principal, member, general partner or manager of an Elliott Party or Elliott Management Corporation (“Elliott Management”). Effective upon the appointment of a Replacement Investor Designee to the Board, such Replacement Investor Designee will be considered an Investor Designee for all purposes of this Agreement.

(f)    Limitations on Director Appointment Rights.

(i)    Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement the number of shares of common stock, par value $0.01, of the Company (the “Company Common Stock”) beneficially owned by the Elliott Parties (together with their Affiliates) declines such that the Elliott Parties (together with their Affiliates) cease to collectively beneficially own at least:

A.

the lesser of (x) 20% of the then-outstanding shares of Company Common Stock and (y) 19,402,673 shares of Company Common Stock, then the total number of Investor Appointed Directors (including any Replacement New Directors) permitted to serve on the Board shall be two (2) directors;

B.

the lesser of (x) 15% of the then-outstanding shares of Company Common Stock and (y) 14,552,004 shares of Company Common Stock, then the total number of Investor Appointed Directors (including any Replacement New Directors) permitted to serve on the Board shall be one (1) director; and

C.

the lesser of (x) 10% of the then-outstanding shares of Company Common Stock and (y) 9,701,336 shares of Company Common Stock (such lesser amount, the “Elliott Minimum Ownership Threshold”), then no Investor Appointed Director (including any Replacement New Director) shall be permitted to remain on the Board.

If at any time following the date of this Agreement there are more Investor Appointed Directors (including any Replacement New Directors) serving on the Board than are permitted by the foregoing clauses (A), (B) and (C) of this Section 1(f)(i), then promptly (and in any event within thirty (30) days of the Elliott Parties (together with their Affiliates) falling below the applicable threshold), the Elliott Parties shall cause, and agree to cause their respective Affiliates to cause, the requisite number of Investor Appointed Directors to each tender written notice to the Chair of the Board providing for his or her immediate resignation from the Board and any committee of the Board on which he or she then sits.

(ii)    Notwithstanding anything in this Agreement to the contrary, the Company’s obligations under this Section 1 shall terminate, and the Elliott Parties shall have no designation or nomination or other rights under this Section 1, upon the earlier of such time as: (A) the Elliott Parties (together with their Affiliates) cease to collectively beneficially own at least the Elliott Minimum Ownership Threshold; (B) any Elliott Party notifies the Company that both Investor Designees (including any Replacement Investor Designee) have resigned or intend to resign from the Board and the Elliott Parties do not intend to exercise their right pursuant to Section 1(e)(ii) to replace such Investor Designees; or (C) any Elliott Party or other Restricted Person (as defined below) breaches in any material respect any of its obligations under this Agreement (including, for the avoidance of doubt, Section 2); provided, that the Company has provided the Elliott Parties with written notice of such breach and, if such breach is capable of being cured, such breach has not been cured within thirty (30) days of such written notice. In any such case, if any Investor Appointed Directors (including any Replacement New Director) remains on the Board at such time, then the Elliott Parties shall cause, and agree to cause their respective Affiliates to cause, each such Investor Appointed Director to promptly tender written notice to the Chair of the Board providing for his or her immediate resignation from the Board and any committee of the Board on which he or she then sits.

(g)    New Director Information. As a condition to a New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, a New Director will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors and committee members or satisfying compliance and legal obligations, and will consent to appropriate background checks, in each case, to the extent consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns of any information that would in good faith constitute grounds for a removal of a New Director from the Board for cause, then the Board may request that such New Director submit his or her resignation (if such New Director has already been appointed to the Board in accordance with Section 1(a)) and, in such case, a Replacement New Director shall be selected as provided in Section 1(e).

(h)    Company Policies. The parties to this Agreement acknowledge that each of the New Directors, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company.

(i)    Continuing Director Determination. In connection with the appointment of each New Director to the Board and each New Director’s nomination for election as a director of the Company at the 2020 Annual Meeting, in each case, in accordance with the terms and subject to the conditions of this Agreement, the Company agrees that the Board and all applicable committees of the Board shall take all actions as are necessary to determine that each of the New Directors is deemed to be (i) a member of the “Incumbent Board” or “Continuing Director” (or any similar term) for purposes of any “Change of Control” or similar provision under the Company’s incentive plans, option plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures or any other related plans or agreements and (ii) a member of the Board as of the beginning of any applicable measurement period for purposes of a “Change of Control” or any similar term under the Company’s incentive plans, option plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures or any other related plans or agreements.

2.    Cooperation.

(a)    Non-Disparagement. Each of the Elliott Parties and the Company agrees that, during the Cooperation Period (as defined below), the Company and each Elliott Party will each refrain from making, and will cause their respective Affiliates and Representatives to refrain from making, any public ad hominem attack on or other public statement that disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements by any of the Elliott Parties or their related parties: the Company and its Affiliates or any of its or their current or former Representatives, and (B) in the case of any such statements by the Company or its related parties: the Elliott Parties and their current or former Representatives, in each case including in any statement, document or report filed with, furnished or otherwise provided to the SEC or any other governmental agency or any press release, podcast, Internet or social media communication; provided, however, that the foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights under this Agreement or (y) require the Elliott Parties or their Affiliates to refrain from making public statements regarding the Company’s performance or operations.

(b)    Voting of the Elliott Parties’ Shares. During the Cooperation Period, each Elliott Party will cause all of the outstanding shares of Company Common Stock that such Elliott Party or any of its Affiliates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company, or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting: (i) in favor of each director (including each New Director) nominated and recommended by the Board for election at the 2020 Annual Meeting; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) otherwise in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided, however, that the Elliott Parties and their Affiliates (x) shall be permitted to vote in their sole discretion on any proposal related to any Extraordinary Transaction (as defined below) and (y) shall not be required to vote in favor of any proposal recommended by the Board if both of the Investor Designees voted against such proposal in their capacity as directors.

(c)    Standstill. From the date of this Agreement until the Expiration Date (as defined below) or until such earlier time as the restrictions in this Section 2(c) terminate as provided herein (such period, the “Cooperation Period”), the Elliott Parties will not, and will cause their controlling and controlled Affiliates and their respective Representatives acting on their behalf (collectively, “Restricted Persons”), not to, directly or indirectly, without prior written invitation or authorization by the Company or the Board:

(i)    engage in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act excluding, for the avoidance of doubt, carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(ii)    knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(iii)    form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(iv)    acquire beneficial ownership of any additional shares of Company Common Stock if such acquisition would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 34.9% of the shares of Company Common Stock outstanding at such time;

(v)    make any offer or proposal with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Elliott Parties (it being understood that the foregoing will not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other stockholders of the Company); provided that such restriction shall not apply with respect to an Extraordinary Transaction that is proposed to the Board and not pursued by the Board thereafter in a timely manner;

(vi)    enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(vii)    (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (including, for the avoidance of doubt, by making a change to the size of the Board or proposing to fill any vacancies on the Board), except as set forth in this Agreement, (B) make or be the proponent of any stockholder proposal to the Company, (C) seek, alone or in concert with others, the removal of any member of the Board, (D) call or seek to call, alone or in concert with others, a special meeting of stockholders of the Company or (E) conduct a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying the Additional Independent Director or any Replacement New Director, or in connection with the 2021 Annual Meeting;

(viii)    institute, solicit or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation to enforce any provision of this Agreement instituted in accordance with and subject to Section 11, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(ix)    make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(x)    enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or intentionally and deliberately advise or facilitate, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement; or

(xi)    make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal by the Company or any of the Elliott Parties;

provided that the restrictions in this Section 2(c) will terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any material breach of this Agreement by the Company (including without limitation its failure to appoint a New Director or a Replacement New Director to the Board or any committee in accordance with Section 1), upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that none of the Elliott Parties are in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement providing for an Extraordinary Transaction that would result in the acquisition by any person of more than 35% of the Voting Securities or assets having an aggregate value exceeding 35% of the aggregate enterprise value of the Company, (y) a definitive agreement providing for the acquisition by the Company of one or more businesses or assets having an aggregate enterprise value exceeding $500 million during the Cooperation Period (but only if both of the Investor Designees voted against approval of the entry into such agreement in their capacity as directors if a Board meeting was duly called and held for such purpose) or (z) one or more definitive agreements providing for a transaction or series of transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) other than an Extraordinary Transaction during the Cooperation Period (but only if both of the Investor Designees voted against approval of the entry into such agreement in their capacity as directors if a Board meeting was duly called and held for such purpose); (iii) the commencement of any tender or exchange offer (by any person other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (but only if both of the Investor Designees voted against approval of a Board determination not to recommend that stockholders reject such tender or exchange offer in their capacity as directors if a Board meeting was duly called and held for such purpose) (provided that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) such time as the Company files with the SEC or delivers to its stockholders any preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2020 Annual Meeting that does not nominate and/or recommend the election of the New Directors or otherwise is inconsistent with the terms of this Agreement; and (v) the adoption by the Board of any amendment to the Certificate or the Bylaws, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a stockholder to submit nominations of individuals for election to the Board or stockholder proposals in connection with any stockholder meeting to be held after the 2020 Annual Meeting; and provided, further, that for purposes of clauses (ii) and (iii) of this sentence, an Investor Designee will be deemed to have voted against the approval of a matter if such Investor Designee does not attend a duly called and held meeting of the Board at which the vote on such matter is being taken and such Investor Designee has sent a prior written (which shall include email) notice to the Chairman of the Board notifying the Chairman that he or she would have voted against the approval of such matter at the meeting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict (i) any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (D) negotiating, evaluating and/or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company, (ii) any of the Investor Designees, in his or her personal capacity as a director, from exercising his or her rights and fiduciary duties as a director of the Company, or engaging in any discussions solely among other members of the Board and/or management, advisors, agents or representatives of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.

(d)    Australia Consultant. As promptly as practicable following the date of this Agreement, the Company shall take such actions as are necessary to engage a consultant to the Company (the “Australia Consultant”) to conduct a review of the performance of the Company’s Australian mining operations in accordance with the terms set forth on Schedule 1 to this Agreement. If the Australia Consultant identified on Schedule 1 ceases to serve as a consultant to the Company for any reason and at any time during the intended term of the Australia Consultant’s engagement, and he is replaced by such other person identified by the Investor or its Affiliates who is reasonably acceptable to the Company, then all references to the Australia Consultant in this Agreement (including any schedules thereto) automatically shall be deemed to be references to such other person.

(e)    Director Nominations. If following the end date of the Cooperation Period any of the Elliott Parties or their respective controlling or controlled Affiliates (i) nominates any candidate for election to the Board (not including any nominations as provided under the terms of this Agreement) or (ii) files with the SEC any preliminary soliciting material, preliminary proxy statement or definitive proxy statement seeking the election or removal of directors of the Company, in each case while any Investor Designee (or any Replacement Investor Designee) is a member of the Board, then the Elliott Parties shall cause, and agree to cause their respective Affiliates to cause, each Investor Designee (including any Replacement Investor Designee) to tender written notice to the Chair of the Board providing for his or her immediate resignation from the Board and any committee of the Board on which he or she then sits contemporaneously.

3.    Public Announcement. Not later than 7:00 a.m. Central Time on February 5, 2020, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the release of the Press Release or otherwise by the applicable deadline for the SEC filings contemplated by this sentence: (a) the Company shall file a Current Report on Form 8-K attaching the Press Release and this Agreement as exhibits; and (b) Elliott Investment Management L.P. shall file an amendment to its Schedule 13D with respect to the Company Common Stock attaching this Agreement as an exhibit, in each case, disclosing the execution of this Agreement, with such disclosure with respect to this Agreement in form and substance reasonably acceptable to the Company and the Elliott Parties (for the avoidance of doubt, nothing in this Section 3 shall prohibit the Company or the Elliott Parties from complying with their respective obligations to make such filings by the deadlines therefor). None of the Company, the Elliott Parties or any of their respective Affiliates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.

4.    Confidentiality. The Company agrees that the Investor Designees may provide confidential information of the Company to the Elliott Parties and their Affiliates subject to, and solely in accordance with the terms of, a confidentiality agreement which the Elliott Parties agree to execute and deliver to the Company simultaneously with the Elliott Parties’ execution and delivery of this Agreement (the “Confidentiality Agreement”).

5.    Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.    Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and is enforceable against such Elliott Party in accordance with its terms; (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound; (d) as of the date of this Agreement, the Elliott Parties and their Affiliates collectively beneficially own 28,916,201 shares of Company Common Stock; and (e) as of the date of this Agreement, none of the Elliott Parties or their Affiliates own any debt securities of the Company. Upon the request of the Company, the Elliott Parties will apprise the Company of its then-current beneficial ownership with respect to the shares of Company Common Stock so that the Company may assess whether the ownership thresholds set forth in Section 1(f) have been crossed.

7.    Release.

(a)    Effective as of the date and time at which this Agreement is fully executed and delivered (the “Release Effective Time”), (i) the Company, on its own behalf and on behalf of each other Company Releasor, releases and discharges each Elliott Party, each of its Affiliates and each of its and their respective current and former Representatives, and each of the successors and assigns of each of the foregoing, and (ii) each Elliott Party, on its own behalf and on behalf of each other Elliott Releasor, releases and discharges the Company, each of its Affiliates and each of its and their respective current and former Representatives, and each of the successors and assigns of each of the foregoing, in each case, from all Claims that such person has had or now has by reason of any cause or matter occurring prior to the Release Effective Time directly or indirectly based upon, relating to, resulting from or arising out of the Company or ownership by an Elliott Party of debt or equity securities of the Company, including any alleged or actual violations of federal or state securities laws or breach of fiduciary duty claims under the DGCL or other applicable corporate law. The Company and each Elliott Party represents that it has made no assignment or transfer of any such Claims.

(b)    Notwithstanding anything to the contrary in Section 7(a), nothing in this Agreement shall be deemed a release or discharge of any obligation of any person to perform any of the terms, conditions and agreements contained in this Agreement, the Confidentiality Agreement, that certain Confidentiality Agreement, dated as of January 6, 2020, by and between the Company and Elliott Management (the “Prior Confidentiality Agreement”) or any other agreement or document executed or delivered pursuant to or in connection with this Agreement.

8.    Definitions. For purposes of this Agreement:

(a)    the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties “Affiliates” shall not include any portfolio operating company of any of the Elliott Parties or their Affiliates;

(b)    the terms “beneficial ownership” and “beneficially own” have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)    the term “Claims” means all actions, rights, claims, proceedings, damages and liabilities of any kind or nature, whether in law or equity, known or unknown;

(d)    the term “Company Releasor” means the Company and each of its Affiliates, each of its and their respective Representatives, each of the successors and assigns of each of the foregoing, and any other person that may claim by, through or under any of them;

(e)    the term “Elliott Releasor” means each Elliott Party and each of its Affiliates, each of its and their respective Representatives, each of the successors and assigns of each of the foregoing, and any other person that may claim by, through or under any of them;

(f)    the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(g)    the term “Expiration Date” means the date that is thirty (30) days prior to the last date of the time period established pursuant to the Bylaws for the Company’s stockholders to deliver notice of non-proxy access nominations for directors in connection with the 2021 Annual Meeting;

(h)    the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(i)    the term “Qualified Candidate” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) is not an employee, officer, director, principal, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (iii) is not a limited partner, member or other investor (unless such investment has been disclosed to the Company) in any Elliott Party or any Affiliate of an Elliott Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director on the Board and (iv) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines;

(j)    the term “Representative” means a party’s directors, members, partners, managers, officers, employees, agents and other representatives;

(k)    the term “SEC” means the U.S. Securities and Exchange Commission;

(l)    the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(m)    the term “Voting Securities” means the shares of Company Common Stock and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that “Voting Securities” will not include any securities contained in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.

9.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below, and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 9:

if to the Company:

Peabody Energy Corporation
701 Market Street
Saint Louis, Missouri 63101

Attention:	A. Verona Dorch, EVP, Chief Legal Officer, Government Affairs and Corporate Secretary
Email:	vdorch@peabodyenergy.com

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Krishna Veeraraghavan
Email:	veeraraghavank@sullcrom.com

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	David A. Katz
Email:	DAKatz@wlrk.com

if to the Elliott Parties:

Elliott Investment Management L.P.
Elliott Associates, L.P.
Elliott International, L.P.
40 West 57th Street
New York, New York 10019

Attention:	David Miller/Samantha Algaze
Email:	dmiller@elliottmgmt.com/salgaze@elliottmgmt.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attention:	Steve Wolosky
Kenneth Mantel
Email:	SWolosky@olshanlaw.com
KMantel@olshanlaw.com

10.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, that (a) the Company shall reimburse the Elliott Parties for 50% of their reasonable, documented out-of-pocket fees and expenses (including outside legal fees) incurred in connection with its involvement at the Company (including the negotiation and execution of this Agreement and the identification of the Australia Consultant and the New Directors and any other potential director nominees), not to exceed $375,000 in the aggregate, and (b) the Company shall reimburse the Elliott Parties for 50% of the documented out-of-pocket fees and expenses actually incurred by the Elliott Parties in connection with the provision of consulting services by Mark Eames to the Company and the Elliott Parties with respect to the Company (or if Mr. Eames is not able or willing to provide such services for any reason and at any time during the term of this Agreement, such other person identified by the Elliott Parties who is reasonably acceptable to the Company).

11.    Specific Performance; Remedies; Governing Law; Venue.

(a)    The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In addition, any and all disputes, controversies, causes of action or claims arising out of or relating to this Agreement asserted by either party (against the other), whether those claims sound in breach of contract, tort, fraud, or any other statutory or judicially created cause of action and whether or not such claims are asserted in an arbitration, court of law or any other forum, will be governed by and construed in accordance with the laws of the State of Delaware.

(c)    The Company and each Elliott Party (i) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

12.    Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. Additionally, any such provision that is so held to be illegal, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a provision that is valid and enforceable and that as closely as practicable expresses the intention of such illegal, void or unenforceable provision.

13.    Termination. This Agreement will terminate on the date that is the end date of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing: (a) this Section 13 and Sections 8, 9, 10, 11, 12, 14, 15 (solely with respect to provisions that survive termination of this Agreement), 16, 17, 18 and 19 of this Agreement shall survive termination of this Agreement; (b) Section 2(e) shall survive until such time as no Investor Designee (or any Replacement Investor Designee) is a member of the Board; and (c) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

15.    Affiliates. Each of the Elliott Parties agrees that it will cause its controlling and controlled Affiliates, including Elliott Management, and their respective Representatives, to comply with the terms of this Agreement applicable to such persons.

16.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention of this Section 16 will be null and void.

17.    No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

18.    Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (including the Prior Confidentiality Agreement). This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

19.    Interpretation and Construction(a) . The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the avoidance of doubt, any reference to a Representative of the Company or any of its Affiliates in this Agreement shall not be deemed to be a reference to any Elliott Party or any of their Affiliates, and vice versa.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

ELLIOTT PARTIES:

Elliott Investment Management, L.P.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott Associates, L.P.

By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott International, L.P.

By: Hambledon, Inc., its General Partner
By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

COMPANY:

Peabody Energy Corporation

By:	/s/ Bob Malone
Name:	Bob Malone
Title:	Chairman of the Board of Directors

By:	/s/ Glenn Kellow
Name:	Glenn L. Kellow
Title:	President and Chief Executive Officer